UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported):  November 6, 2007

BROADCAST INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Utah

0-13316

87-0395567

(State or other jurisdiction of

(Commission

(IRS Employer

incorporation or organization)

File No.)

Identification No.)

7050 Union Park Avenue, Suite 600, Salt Lake City, UT 84047

(Address of principal executive offices, including zip code)

(801) 562-2252

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BROADCAST INTERNATIONAL, INC.

FORM 8-K

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Current Report on Form 8-K may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking.  These statements are often, but not always, made through the use of words or phrases such as "anticipate," "estimate," "plan," "project," "continuing," "ongoing," "expect," "management believes," "we believe," "we intend" and similar words or phrases.  Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them.  Any forward-looking statements are qualified in their entirety by reference to the risk factors contained in our annual and quarterly reports filed with the Securities and Exchange Commission.

Item 1.01.  Entry into a Material Definitive Agreement.

On October 31, 2007, we entered into an Exchange Agreement with one of our warrant holders, which became effective November 5, 2007 when all conditions to the Exchange Agreement were satisfied. The Exchange Agreement provides among other things that the holder of warrants to acquire up to 2,000,000 shares of our common stock at $2.10 per share and warrants to acquire up to 2,000,000 shares of our common stock at $3.00 per share (collectively the “Warrants”)agrees to allow us to cancel the Warrants in exchange for the issuance of 650,000 shares of our common stock.

The following summarizes the principal terms of the Exchange Agreement:

Pursuant to the Exchange Agreement, we will cancel warrants which grant the holder the right to purchase up to 2,000,000 shares of common stock at an exercise price of $2.10 per share, and warrants, which grant the holder the right to purchase up to 2,000,000 shares of common stock at an exercise price of $3.00 per share.

We will issue to the holder 650,000 shares of common stock. The shares issued shall be subject to piggy back registration rights.

In addition, in September 2006, we entered into a Technology License Agreement with a licensor of certain e-publishing software and issued shares of our common stock in exchange for the right to use the e-publishing software.  The shares of common stock that were issued were subject to a contractual restriction that allowed only five per cent of our average daily trading volume to be sold each month.  Currently there are 1,500,000 of our common stock subject to the trading restriction.  We agreed as additional consideration for the cancellation of the Warrants to remove the contractual trading restrictions described herein.

Finally, as a condition to the Exchange Agreement, the holder of the Warrants was required to secure a settlement and release agreement between us and a third party who had claimed that we owed the third party additional consideration pursuant to a consulting agreement.  The claim was disputed by us, but securing this settlement settled the dispute.

Item 3.02.  Sales of Unregistered Securities.

Pursuant to the above-described transaction, we issued to the warrant holder 650,000 shares of our common stock.  The warrant holder is an accredited investor and was fully informed regarding his investment.  In the transaction, we relied on the exemption from registration under Section 4(2) and Section 4(6) of the Securities Act.

We issued since the last report on Form 8-K, 780,632 shares of our common stock and accompanying warrants to purchase 780,632 shares of our common stock to twenty individuals and entities in consideration of a total of $1,170,977 in cash received by the Company. The warrants are exercisable at $2.00 per share for a period of three years from the date of issuance.  The sales were made by licensed securities salesmen or officers of the Company and commissions of approximately $85,000 were paid to licensed securities salesmen.  We will use the proceeds from the sale of the securities for general working capital purposes.  All of the purchasers are accredited investors and we relied on the exemptions from registration under the Securities Act set forth in Section 4(2) and Section 4(6) thereof

On November 5, 2007, we received notification that one of our warrant holders was exercising his warrants to acquire 50,000 shares of our common stock and the shares of stock were issued.  The Company will receive $75,000 in cash from the exercise of the warrants and paid no commissions nor underwriting discounts on the exercise of the warrants.  We will use the proceeds from the exercise of the warrants for general working capital purposes.  The warrant holder is an accredited investor and we relied on the exemptions from registration under the Securities Act set forth in Section 4(2) and Section 4(6) thereof. We will use the proceeds from the exercise of the warrants for general working capital purposes.

On November 5, 2007, we issued a total of 461,296 shares of our common stock to three institutional funds, which hold our 6% senior secured convertible notes, in consideration of the fund converting to common stock an aggregate of $691,944 of the principal amount of the notes held by the funds at a conversion price of $1.50 per share. There were no underwriting discounts or commissions paid. The institutional funds, which converted a portion of their notes to common stock, are accredited investors and were fully informed regarding their investment.  In the transaction, we relied on the exemptions from registration under the Securities Act set forth in Section 4(2) and Section 4(6) thereof.

Item 9.01.  Financial Statements and Exhibits

(c)

Exhibits:

10.1-

Exchange Agreement dated October 31, 2007 between the Registrant and Leon Frenkel.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 6, 2007.

BROADCAST INTERNATIONAL, INC.

a Utah corporation

By:   /s/ Rodney M. Tiede

Name:

Rodney M. Tiede

Title:

President and Chief Executive Officer

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